EXHIBIT F-2
                                               January 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  PSI Energy, Inc. /File No. 70-8727

Dear Sirs:

       I am Associate General Counsel of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935 and the parent company of PSI Energy, Inc. ("PSI"), an Indiana corporation and electric utility company. This opinion supplements my earlier opinion in this proceeding dated December 13, 1996 and previously filed as Exhibit F-1.

       In addition to the examination referred to in such earlier opinion, I have examined, or caused to be examined under my direction and supervision, the Securities and Exchange Commission's order in this proceeding dated December 30, 1996 (Rel. No. 35-26637) together with such other documents and records as I have deemed necessary or appropriate in connection with giving this opinion.

       Based on the foregoing, I am of the opinion that:

       (a) All state laws applicable to PSI's participation in the proposed transactions have been complied with; and

       (b) The consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by PSI or any associate company thereof.

       I am a member of the Indiana Bar and express no opinion as to the laws of any jurisdiction other than those of the State of Indiana. I hereby consent to the filing of this opinion as an exhibit to the accompanying certificate filed pursuant to Rule 24 under the Act.

                                     Very truly yours,


                                     /s/ Ronald J. Brothers
                                     Associate General Counsel